Marybeth Csaby David Burke KCSA Strategic Communications 212-896-1236 / 1258 mcsaby@kcsa.com/ dburke@kcsa.com	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

CHYRON REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2008

MELVILLE, N.Y., March 12, 2009 -- Chyron (NASDAQ: CHYR), a leading provider of Graphics as a Service for On Air, Online, Out of Home, and Mobile Applications, today announced its financial results for the fourth quarter and year ended December 31, 2008.

Key Financial Highlights:

  Revenues of $34.3 million for 2008, up 6% over the prior year; and $6.7 million for the fourth quarter, down 28% from the prior year's quarter;
  Net Income of $17.8 million for 2008 (after a $16.6 million income tax benefit, net), as compared to $3.7 million for 2007 (after a $0.8 million income tax benefit, net); and a $0.2 million net loss for the fourth quarter of 2008 (after a $0.6 million income tax benefit, net), as compared to net income of $2.1 million for the fourth quarter of 2007 (after a $0.9 million income tax benefit, net);
  Basic earnings per share (EPS) was $1.14 for 2008 as compared to $0.24 for 2007, and was ($0.02) for fourth quarter of 2008 as compared to $0.14 for fourth quarter of 2007.
  Adjusted EBITDA of $3.4 million for 2008 versus $3.8 million for 2007, and ($0.1 million) for the fourth quarter of 2008 versus $1.5 million for the fourth quarter of 2007.

For 2008, revenues were $34.3 million, an increase of 6% from revenues of $32.3 million in 2007. Gross profit margin increased to 70% for 2008 as compared to 68% for 2007, while 2008 operating expenses increased 17% to $22.7 million as compared to $19.4 million for 2007, due to 27% increased spending on research and development and 14% increased spending for selling, general and administrative areas, all net of a total $1.2 million decline for the year in performance-based cash awards expense, as none was paid for 2008. Although revenues and gross profit margin were higher in 2008, increased spending in research and development and sales and marketing caused operating profit of $1.2 million for the year 2008 to decrease 54% as compared to $2.6 million for 2007. Net income for 2008 was $17.8 million, or $1.14 basic EPS, as compared to $3.7 million, or $0.24 basic EPS, for 2007. Adjusted EBITDA for 2008 was $3.4 million as compared to $3.8 million for 2007. The Company defines Adjusted EBITDA as GAAP net income (loss) plus interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. An explanation of management's use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income is set forth at the end of this press release.

Net income for the year 2008 and fourth quarter of 2008 included an income tax benefit of $17.4 million ($1.12 basic EPS) and $0.6 million ($0.04 basic EPS), respectively, from the reversal of a portion of the Company's valuation allowance for deferred tax assets, and an income tax provision of $0.8 million and $21 thousand, respectively. The Company recorded the income tax benefit based on its determination that it is more likely than not that most of its deferred tax assets previously reserved through a valuation allowance will be realized. The portion of the Company's deferred tax assets that it reversed the valuation allowance against relate to net operating loss carryforwards ("NOLs") and temporary differences that the Company expects will be realized by offsetting otherwise taxable income for U.S. federal and state tax purposes. The income tax benefit is a non-cash item in full year 2008 and the three month period ended December 31, 2008. The related deferred tax assets will result in the Company not having to pay income tax that it otherwise would as they are realized.

For the fourth quarter ended December 31, 2008, revenues were $6.7 million, a decrease of 28% from revenues of $9.3 million in the fourth quarter of 2007. Gross profit margin for the quarter was 65%, down from the 69% reported for the fourth quarter of 2007, due to less absorption of labor and overheads on the lower revenues, and increased inventory reserves. Research and development expenses increased 17% while selling, general and administrative expenses declined 7%, all after giving effect to a $0.9 million decrease in performance-based cash awards expense for fourth quarter of 2008 versus the prior year's quarter. Performance-based cash awards were not earned for 2008, primarily because of the decline in earnings in the fourth quarter of 2008 and the resulting effect on full year results. An operating loss of $0.8 million resulted in the fourth quarter, as compared to an operating profit of $1.2 million in the fourth quarter of 2007, due to lower revenues and gross profit margins and higher operating expenses in the fourth quarter of 2008. Net loss for fourth quarter of 2008 was $0.2 million, or ($0.02) basic EPS, as compared to net income of $2.1 million, or $0.14 basic EPS, for fourth quarter of 2007. Adjusted EBITDA for fourth quarter of 2008 was a loss of $0.1 million as compared to a profit of $1.5 million for fourth quarter of 2007.

Michael Wellesley-Wesley, Chyron President and CEO, commented, "The unprecedented events assailing the global credit markets and economy turned the fourth quarter of 2008 into the worst quarter of our fiscal year. Corporate purchasing managers put orders on hold while broadcast TV CEO's revisited their capital spending plans in the light of sharp falls in advertising revenue from the automotive, real estate, retail and banking and finance sectors. Essential expenditure was delayed into 2009 and non essential expenditure was cancelled outright. This was the quarter when 5 years of sequential growth in operating profit at Chyron was finally derailed by the global recession."

Mr. Wellesley-Wesley continued, "While it is undoubtedly the case that we have had to adjust our 2009 plans and expense levels to reflect a likely lower level of business activity in our television and media markets we remain very bullish about our medium term prospects and our strategy is to emerge from this recession a much stronger company addressing a much larger market opportunity. That was why we purchased AXIS in January 2008 and why we increased our R&D and marketing expenditure during 2008. We see a significant growth opportunity ahead of us in the field of web-based services and the urgency of TV broadcasters' requirement to secure substantial savings in operating expenses through graphics centralization. The ROI case that AXIS provides is compelling, and following our agreement with Gannett, which has deployed AXIS at all of its 23 stations, we have been experiencing significant interest from a number of enterprise level customers. We have adequate working capital and no debt, we intend to remain cash generative and our order pipeline indicates that business has stabilized at a quarterly run rate that we believe is quite manageable. We will continue to invest in product development and marketing so that we can continue to gain market share and to better position ourselves for any recovery in 2010. Chyron's mission is to help our customers survive this meltdown and by doing so we will build a strong foundation for future growth."

Conference Call and Webcast: Full Year and Fourth Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, March 12, 2009, at 10:00 AM eastern time, to review the full year and fourth quarter results. Participants using the telephone should dial (888) 680-0892 (U.S. and Canada) or (617) 213-4858 (International) and refer to passcode 97249640. Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 86610292. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through March 19, 2009.

About Chyron

As the pioneer of Graphics as a Service for all digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (NASDAQ: CHYR).

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) the Company's continued progress toward its goal of becoming the leading provider of digital graphics workflow solutions for broadcast, online and out of home applications, (ii) the Company's adjustment in its 2009 plans and expense levels to reflect a likely lower level of business activity; (iii) the Company's expectations concerning its medium-term prospects and its strategy to emerge from the current recession as a much stronger company addressing a much larger market opportunity; (iv) the Company's expectations of a significant growth opportunity in the field of web-based services and the urgency of TV broadcasters' requirement to secure substantial savings in operating expenses through graphics centralization; (v) the ROI case for

AXIS and significant interest from a number of enterprise level customers; (vi) the Company's intention to remain cash generative and its expectations that business has stabilized at a quarterly run rate that the Company believes is manageable; (vii) the Company's plans to continue to invest in product development and marketing so that it can continue to try to gain market share and better position itself for any recovery in 2010; and (viii) the Company's intention to build a strong foundation for future growth. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, product concentration in a mature market, dependence on the emerging digital market and the industry's transition to digital television ("DTV") and high definition television ("HDTV"), Chyron's ability to integrate its AXIS online graphics creation solution into its product offerings and to generate profits from AXIS, consumer acceptance of DTV and HDTV, resistance within the broadcast or cable industry to implement DTV and HDTV technology, rapid technological changes, continued growth, use and improvement of the Internet, new technologies that could render certain Chyron products to be obsolete, competitors with significantly greater financial resources, new product introductions by competitors, seasonality, ability to maintain adequate levels of working capital, Chyron's ability to successfully maintain the level of operating costs, expansion into new markets and other factors discussed under the heading "Risk Factors" contained in Item 1A in Chyron's Annual Report on Form 10-K for the year ended December 31, 2007, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and Chyron undertakes no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net sales	$ 6,685	$ 9,302	$34,337	$32,327
Gross profit	4,340	6,418	23,988	22,031
Operating expenses:
Selling, general and administrative	3,681	3,971	16,437	14,436
Research and development	1,446	1,240	6,307	4,972
Total operating expenses	5,127	5,211	22,744	19,408
Operating income (loss)	(787)	1,207	1,244	2,623
Interest and other income (expense), net	(47)	71	(36)	268
Income (loss) before taxes	(834)	1,278	1,208	2,891
Income tax benefit, net	591	862	16,607	824
Net income (loss)	$ (243)	$ 2,140	$17,815	$ 3,715

Net income (loss) per common share -
Basic	$(0.02)	$0.14	$1.14	$0.24
Diluted	$(0.02)	$0.13	$1.08	$0.23

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,664	15,293	15,590	15,240
Diluted	15,664	16,363	16,517	16,099

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	December 31,	December 31,
	2008	2007
Assets:
Cash and cash equivalents	$ 5,322	$ 6,290
Accounts receivable, net	3,199	5,909
Inventories, net	2,853	2,796
Deferred taxes	2,669	686
Other current assets	923	441
Total current assets	14,966	16,122
Deferred taxes	17,001	1,941
Goodwill and intangible assets, net	3,086	-
Other non-current assets	1,360	1,414
Total assets	$36,413	$19,477

Liabilities and shareholders' equity:
Current liabilities	$ 4,699	$ 7,675
Non-current liabilities	2,380	1,666
Total liabilities	7,079	9,341

Shareholders' equity	29,334	10,136
Total liabilities and shareholders' equity	$36,413	$19,477

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense (benefit), depreciation, amortization and non-cash share-based compensation expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME (Unaudited)
(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007

Net income (loss)	$ (243)	$2,139	$ 17,815	$ 3,715
Interest (income) expense, net	25	(41)	46	(106)
Income tax (benefit) expense, net	(591)	(861)	(16,607)	(824)
Depreciation and amortization	262	153	974	541
EBITDA	$ (547)	$1,390	$ 2,228	$ 3,326
Share-based compensation expense	409	126	1,134	485
Adjusted EBITDA	$ (138)	$1,516	$ 3,362	$ 3,811